NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Sr. Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 19, 2006

GROUP 1 AUTOMOTIVE APPOINTS AFTER SALES INDUSTRY VETERAN TO LEAD PARTS AND SERVICE OPERATIONS

HOUSTON, April 19, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the appointment of Wade D. Hubbard as vice president, fixed operations, effective May 1. Hubbard has extensive parts and service experience with a variety of automotive brands in both the United States and Europe. In this role, he will oversee Group 1’s fast-growing parts and service business across 31 different brands. Group 1’s parts and service revenues increased 14.9 percent in 2005 over 2004.

Before joining Group 1, Hubbard, 48, served as director of parts and service operations for Gulf States Toyota, Inc., which distributes automobiles and parts to approximately 150 Toyota dealerships in Arkansas, Louisiana, Mississippi, Oklahoma and Texas. A 27-year veteran of the automotive industry, Hubbard previously held parts, service and management positions with BMW North America, DaimlerChrysler Corp./Mercedes-Benz and Nissan Motor Corporation USA. He began his career with Ford Motor Company.

“We are delighted that Wade is joining Group 1,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Expanding our high-margin parts and service business is a key component of our growth strategy. Wade’s extensive experience with brands such as Nissan, Toyota and Mercedes-Benz in both the U.S. and the U.K. makes him the perfect choice to lead this important business for Group 1.”

Hubbard earned a bachelor of science degree in business administration from Central Michigan University in 1979. He will report to Randy L. Callison, vice president, corporate development and operations.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 139 franchises, 31 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.